    As filed with the Securities and Exchange Commission on February 11, 2000
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                             SUIZA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                               75-2559681
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                        2515 MCKINNEY AVENUE, SUITE 1200
                               DALLAS, TEXAS 75201
                    (Address of Principal Executive Offices)

                             SUIZA FOODS CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                ---------------

                 Gregg L. Engles                         Copy to:    Suzan E. Fenner, Esq.
Chairman of the Board and Chief Executive Officer                    Gardere & Wynne, L.L.P.
             Suiza Foods Corporation                                     1601 Elm Street
        2515 McKinney Avenue, Suite 1200                                   Suite 3000
              Dallas, Texas  75201                                    Dallas, Texas  75201
                 (214) 303-3400                                          (214) 999-4576

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                             Proposed maximum    Proposed maximum
       TITLE OF SECURITIES              Amount to be        offering price per   aggregate offering         Amount of
      TO BE REGISTERED(1)                registered              unit(2)               price            registration fee
------------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations      $15,000,000                 100%           $15,000,000(2)           $3,960.00
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value        120,000 shares(3)(4)        $43.7185(3)       $ 5,246,220(3)           $1,385.00
========================================================================================================================

(1) The Deferred Compensation Obligations and the Common Stock registered herein are unsecured obligations of Suiza Foods Corporation to pay deferred compensation in the future in accordance with the terms of the Suiza Foods Corporation Executive Deferred Compensation Plan.

(2) Calculated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on an estimated amount of $15,000,000 Deferred Compensation Obligations to be offered under the Plan.

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) based on the average of the high and low prices on February 7, 2000, as reported on the New York Stock Exchange, Inc. for the Common Stock to be offered under the Plan.

(4) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares as may be required to cover possible adjustments under the Plan by reason of any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Registrant.

                                     PART I

                INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

       *This Registration Statement on Form S-8 (the "Registration Statement") is being filed by Suiza Foods Corporation (the "Company" or "Registrant") with respect to the Suiza Foods Corporation Executive Deferred Compensation Plan (the "Plan"), referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each participant in the Plan, as specified by Rule 428(b)(1) under the 1933 Act. Such document(s) are not being filed with the Securities and Exchange Commission (the "Commission") but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

       The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement.

       (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 001-12755);

       (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

       (3) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, as filed with the Commission on February 19, 1997, including any amendments or reports filed for the purpose of updating such description.

       In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

       Under the Plan, the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer a specified percentage of their future cash compensation. Eligibility for participation in the Plan will be determined by the Compensation Committee of the Board (the "Committee") which will select participants from a select group of individuals who are highly-compensated or who are providing services to the Company or an affiliate in key positions of management and responsibility. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The right of the Company, hence the right of creditors of the Company

(including participants in the Plan) to participate in a distribution of the assets of any of its subsidiaries upon their liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

       Although the benefits under the Plan will be paid from the general assets of the Company, the Company has established a "rabbi trust" known as the Suiza Foods Corporation Executive Deferred Compensation Plan Trust, to assist with benefit payments under certain circumstances. Amounts held under the rabbi trust may only be used to pay Plan benefits or to satisfy the claims of the Company's general creditors.

      The amount of compensation to be deferred under the Plan by each participant will be determined by the Committee, in accordance with the Plan, based on elections by the participant, will be made from the participant's annual compensation, including bonuses and commissions, and will be posted to a bookkeeping account in the name of the participant (the "Account"). The Account will also be credited with any matching contributions and discretionary profit sharing contributions made by a participant's employer pursuant to the terms of the Company's 401(k) plan which the participant is not eligible to receive under the 401(k) plan because of deferrals under this Plan.

      The participant shall designate the types of investments, including life insurance policies, in which his or her Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. Other than life insurance policies, the investment options that are available are determined by the Committee from time to time. The Committee shall credit to each participant's Account an amount equal to the interest, earnings or losses that would have resulted to the Account if the amounts credited to the Account were invested as elected by the participant. If the participant designates a deemed investment in a life insurance policy, the rate of earnings to be credited to such participant's Account shall be as set forth in a split-dollar life insurance agreement or other agreement concerning such a policy.

      In addition to the other investments which the participant may designate in which such participant's Account shall be deemed to be invested for the purposes of determining the amount of earnings to be credited to that Account, a participant who is an Executive Officer of the Company or a Chief Operating Officer of an Affiliate may designate that all or a portion of such participant's bonus which is deferred pursuant to the Plan shall be deemed to be invested in shares of Common Stock of the Company ("Company Stock"). If a participant makes such an election, the Committee shall credit to the participant's Account the number of shares that could have been purchased on the open market using the closing price on the date on which the bonus otherwise would have been paid and applying a 15% discount to the purchase price. If the participant makes such a designation with respect to a bonus, such designation shall remain in force throughout the participant's participation in the Plan and the participant shall not be entitled to change such designation. A participant who makes such a designation with respect to bonuses paid in one year can make another investment designation for bonuses paid in other years.

      Each Account generally will be payable on a date selected by the participant in accordance with the terms of the Plan. When a participant is eligible for a distribution under the terms of the Plan, if his or her Account balance is more than $25,000, the amount credited to the participant's Account will be paid in cash (except for any portion of his Account invested in Company Stock) to the participant in either a lump sum distribution or substantially equal annual installments over five, 10 or 15 years, as elected by the participant when he or she began participating in the Plan. If the amount credited to a participant's Account is $25,000 or less at the time distribution of the Account is to commence, payment will be made in a lump sum. If the participant has selected installment payments, all remaining amounts credited to a participant's Account shall be distributed in a lump sum, at such time as the value of such remaining amounts is $25,000 or less. Payments made to a participant's beneficiary due to the participant's death will be made in a lump sum.

       If a participant has designated that all or a portion of a bonus be deferred pursuant to the Plan and deemed to be invested in Company Stock, then the following rules shall apply to that portion of the participant's Account:

               (1) If the participant becomes entitled to a distribution from the Plan and such distribution is as a result of the participant's termination of employment because of death, disability, or retirement on or after age 65, then such participant be entitled to a distribution of the portion of his Account which is deemed to be invested in Company Stock and such distribution shall be made in shares of Company Stock.

               (2) If a participant is entitled to a distribution for a reason other than death, disability, or retirement on or after age 65, or if a participant elects to take an in-service withdrawal as allowed by the Plan, the participant shall be entitled to receive:

                      (a) 100% of any Company Stock that has been credited to
               the participant's Account for two or more years as of the date of the termination or request for withdrawal, as the case may be, and

                      (b) 85% of the number of shares of Company Stock which
               have not been credited to such participant's Account for at least two years as of the date of termination or request for withdrawal, as the case may be.

       All distributions or withdrawals of the portion of a participant's Account which is deemed to be invested in Company Stock shall be made solely in shares of Company Stock, plus cash for any fractional shares.

      The Obligations will be denominated and payable in United States dollars; provided, however, that shares of Company Stock held in any Account shall be distributed.

      A participant's right or the right of any other person to the Account cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

      The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her Account as of the date of such amendment or termination. The Obligations are not convertible into another security of the Company.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         The Registrant's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

      The Company carries insurance policies in standard form indemnifying its directors and officers against liabilities arising from certain acts performed by them in their respective capacities as such. The policies also provide for reimbursement of the Company for any sums it may be required or permitted to pay pursuant to applicable law to its directors and officers by way of indemnification against liabilities incurred by them in their capacities as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS.

         4.1 Suiza Foods Corporation Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-Q Report for the quarterly period ended June 30, 1999).

         4.2* Amendment No. 1 to the Suiza Foods Corporation Executive Deferred Compensation Plan.

         5.1*   Opinion of Gardere & Wynne, L.L.P.

        23.1*   Consent of Deloitte & Touche LLP

        23.2    Consent of Gardere & Wynne, L.L.P. (included as part of Exhibit
                5.1)

        24.1* Power of Attorney (set forth on the signature pages of this Registration Statement)

----------------

        *Filed herewith.

ITEM 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 11, 2000.

                                  SUIZA FOODS CORPORATION
                                  (Registrant)


                                  By: /s/ Gregg L. Engles
                                      ------------------------------------------
                                      Gregg L. Engles, Chairman of the Board and
                                      Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints Barry A. Fromberg and Michelle P. Goolsby and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 11, 2000.

     Name                               Title
     ----                               -----
 /s/ Gregg L. Engles                    Chairman of the Board and Chief Executive Officer
------------------------------          (Principal Executive Officer)
Gregg L. Engles


 /s/ Barry A. Fromberg                  Executive Vice President and Chief Financial Officer
------------------------------          (Principal Financial and Accounting Officer)
Barry A. Fromberg


 /s/ Hector M. Nevares                  Director
------------------------------
Hector M. Nevares


 /s/ Stephen L. Green                   Director
------------------------------
Stephen L. Green


 /s/ P. Eugene Pender                   Director
------------------------------
P. Eugene Pender


 /s/ Joseph S. Hardin, Jr.              Director
------------------------------
Joseph S. Hardin, Jr.

 /s/ Alan J. Bernon                     Director
------------------------------
Alan J. Bernon


 /s/ John R. Muse                       Director
------------------------------
John R. Muse


 /s/ Jim L. Turner                      Director
------------------------------
Jim L. Turner


 /s/ Pete S. Schenkel                   Director
------------------------------
Pete S. Schenkel

     The Plan. Pursuant to the requirements of the Securities Act, on behalf of the Compensation Committee, which is responsible for the administration of the Plan, the members of the Compensation Committee have duly caused this Registration Statement to be signed, by the undersigned, hereto duly authorized, in the City of Dallas, State of Texas, on February 11, 2000.

     Name                               Title
     ----                               -----
 /s/ P. Eugene Pender                   Committee Member
------------------------------
P. Eugene Pender


 /s/ Joseph S. Hardin, Jr.              Committee Member
------------------------------
Joseph S. Hardin, Jr.


 /s/ Stephen L. Green                   Committee Member
------------------------------
Stephen L. Green

                                INDEX TO EXHIBITS


        Number  Description
        ------  -----------
         4.1    Suiza Foods Corporation Executive Deferred Compensation Plan
                (incorporated by reference to Exhibit 10.3 to the Registrant's
                Form 10-Q Report for the quarterly period ended June 30, 1999).

         4.2*   Amendment No. 1 to the Suiza Foods Corporation Executive
                Deferred Compensation Plan.

         5.1*   Opinion of Gardere & Wynne, L.L.P.

        23.1*   Consent of Deloitte & Touche LLP

        23.2    Consent of Gardere & Wynne, L.L.P. (included as part of Exhibit
                5.1)

        24.1* Power of Attorney (set forth on the signature pages of this Registration Statement)

------------------

     *Filed herewith.